Greektown Superholdings, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

Greektown Superholdings, Inc. Announces Receipt of Proposal for Acquisition of its Capital Stock

DETROIT, MI, January 16, 2013 — Greektown Superholdings, Inc. (“Greektown” or the “Company”) announced that it has received a letter today from Athens Acquisition LLC (“Athens”), an entity owned by Daniel Gilbert. The text of the letter is set forth below. In the letter, Athens states that it “acquired a small position” in Greektown in mid 2012 and that it “entered into an agreement to purchase a large block of the Company’s shares on December 20, 2012.”  Athens has further stated that “upon the closing of this transaction, Athens Acquisition is expected to have majority voting control of the Company.”   Finally, Athens proposes to acquire the remaining capital stock of Greektown for $81 per share.  The Board of Directors of the Company intends to fully review and investigate the proposal and to explore all strategic alternatives available to the Company.

The Company further announced that the January 24, 2013 distribution/payment date of the rights under the Company’s previously announced Shareholder Rights plan will be delayed pending approval of the Michigan Gaming Control Board.  The Company had previously announced that it requested guidance from the staff of the Michigan Gaming Control Board as to whether the Gaming Board’s approval is required for the distribution of the rights and that, if such approval was determined to be required, the distribution/payment date could be delayed. There is no change at this time to the previously announced record date of January 15, 2013 for distribution of the rights. There can be no assurance that the approval of the Michigan Gaming Control Board will be obtained.

The text of the letter from Athens appears below.

I am writing on behalf of Athens Acquisition LLC ("Athens Acquisition") to advise you of our intentions with regard to Greektown Superholdings, Inc. (the "Company").

Athens Acquisition is an entity formed specifically to acquire an interest in the Company and is owned by Daniel Gilbert. Mr. Gilbert is the Chairman and Founder of Rock Ventures, which includes Quicken Loans Inc., the NBA's Cleveland Cavaliers and Rock Gaming in addition to several other business interests.

The Greektown Casino-Hotel represents a unique intersection of our investment activity in casino gaming and Detroit real estate. Rock Gaming's primary focus is to develop urban casinos that are integrated into city centers to complement and enhance regional tourism. We entered the gaming industry in 2009 by successfully leading an effort to bring full-service casinos to the State of Ohio. With joint venture partner, Caesars Entertainment, we have developed urban casino properties in Cleveland, Ohio (opened May 2012) and Cincinnati, Ohio (scheduled to open in March 2013). This joint venture is also developing a racino at Thistledown Racetrack outside Cleveland, and owns Turfway Park in Florence, Kentucky, near Cincinnati. In addition, we are developing an urban casino in Baltimore, Maryland (opening expected in 2014) with Caesars Entertainment.

We are also prominent advocates for downtown Detroit. Over the past three years we have acquired nearly 3 million square feet of commercial real estate, have committed hundreds of millions of dollars to redevelopment and moved more than 7,000 team members into Downtown Detroit.

Athens Acquisition acquired a small position in the Company in mid-2012. More recently, Athens Acquisition entered into an agreement to purchase a large block of the Company's shares on December 20, 2012. Upon closing of this transaction, Athens Acquisition is expected to have majority voting control of the Company. Licensing materials for Mr. Gilbert and I have been submitted to the Michigan Gaming Control Board in conjunction with this acquisition. For clarity, Caesars Entertainment is not involved in this transaction.

Athens Acquisition is willing to acquire the capital stock held by all remaining Company shareholders for a purchase price of $81.00 per share. We believe this proposal provides significant value for the Company's shareholders in light of recent similar transactions and comparable publicly trading companies and also represents a significant premium over recently reported trades in the Company's shares.

We recognize that minority shareholder protection is an appropriate Board concern. Accordingly, shareholders who decline our proposal would be entitled to participate in any sale of the Company on terms that are no less favorable than those received by Athens Acquisition. Declining shareholders would also be entitled to the fair market value of their shares in the event that Athens Acquisition obtains ownership of the entire Company through a merger.

In exchange, we respectfully request that the Board cause the Company to terminate the Rights Agreement that it entered into on December 30, 2012 (the "Rights Agreement"). Although Athens Acquisition's most recent agreement pre-dates the Rights Agreement, and Athens Acquisition is therefore deemed under the Rights Agreement to be the current beneficial owner of shares representing majority voting power, we feel that cooperation between Athens Acquisition and the Board is the best path toward a solution that benefits all stakeholders.

This letter, of course, does not set forth all of the terms and provisions of a transaction. The precise terms of any transaction contemplated herein remain subject to further discussion, and nothing herein should be construed as a binding offer or as imposing any binding obligation on the Company or Athens Acquisition. Please also note that this letter should not be deemed to prejudice whatever rights we may have at law or in equity with respect to the Company (including our rights as a shareholder of the Company).

Athens Acquisition is prepared to expend significant resources to enhance this asset that we recognize is of great importance to the community and local economy. In light of our team's reputation as business operators, investors and advocates for downtown Detroit and our track record in urban casino development, we feel strongly that Athens Acquisition is the right purchaser for the Greektown Casino-Hotel.

About Greektown Superholdings, Inc.

Greektown Superholdings, Inc. operates, through its subsidiaries, the Greektown Casino-Hotel. Located in the heart of Detroit’s Greektown Dining and Entertainment District, Greektown Casino-Hotel opened on November 10, 2000. Greektown Casino-Hotel offers such amenities as Asteria, The Fringe, Shotz Sports Bar & Grill, Bistro 555, Brizola and a VIP lounge for players. Greektown Casino-Hotel opened its 400-room hotel tower in February 2009 and became the first Michigan casino to debut a smartphone application. For more information, visit greektowncasinohotel.com.

Media Contact:
Greektown Superholdings, Inc.
Lloryn R. Love
313-223-2999, ext. 5455
(313) 477-6617
llove@greektowncasino.com

Investor Contact:
Greektown Superholdings, Inc.
Glen Tomaszewski
Senior Vice President, Chief Financial Officer and Treasurer
313-223-2999, ext. 5467
gtomaszewski@greektowncasino.com